Loan Agreement

Lender: Mr. Xiaojun Zhu

Borrower: China HGS Real Estate Inc.

In accordance with negotiations, the Lender agrees to lend USD 1.81 million to the Borrower as a short-term loan for the purpose of paying a required contribution to the registered share capital of Shaanxi HGS Management and Consulting Co., Ltd., its wholly owned subsidiary. Both Lender and Borrower agree to an interest rate of 4% per annum. The term of the loan is for one year from the date on which the agreement is entered into.

Lender: Mr. Xiaojun Zhu [Sign]

Borrower: China HGS Real Estate Inc. [Sign]

Date: 2011-6-28